Exhibit 10.79

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Sublease”) is entered into as of January 1, 2015 (the “Effective Date”), between Blackstone Oil and Gas, LLC (“Tenant”) and ZaZa Energy Development, LLC (“Subtenant”), with reference to the following:

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Tenant and Subtenant agree as follows:

1.                                      Sublease.  Tenant subleases to Subtenant, and Subtenant subleases from Tenant, upon the terms and conditions set forth in this Sublease, a portion of the Premises consisting of approximately 3,992 rentable square feet as shown on the drawing attached to this Sublease as Exhibit “A” and incorporated by reference for all purposes (the “Subleased Premises”).

2.                                      Term.  The term of the Sublease shall be for a period of one month commencing on January 1, 2015 and ending on January 31, 2015, and shall automatically renew for successive months until such time as any party has provided a termination notice at least one week prior to the end of a term (the end of such month, the “Expiration Date”); provided, however, that this Sublease shall terminate earlier concurrently with the termination, for any cause whatsoever, of the Primary Lease.

3.                                      Rent.

(a)                                 Subtenant agrees to pay on behalf of Tenant to Crescent 1301 McKinney, L.P. (the “Landlord”), such rents, operating expenses, and other expenses as the Landlord has billed to the Tenant for any term, as and when due.

4.                                      Primary Lease.

(a)                                 The terms and conditions of the Primary Lease are incorporated into this Sublease by reference for all purposes.  Subtenant, by Subtenant’s execution of this Sublease, acknowledges that Tenant has furnished Subtenant with a copy of the Primary Lease.  Except as otherwise expressly provided in this Sublease, Subtenant agrees to comply in all respects with the terms and conditions of the Primary Lease insofar as the same are applicable to the Tenant with respect to the Subleased Premises.

(b)                                 As between Tenant and Subtenant, (x) Tenant shall be entitled to all of the rights and remedies reserved by and granted to the landlord in the Primary Lease and (y) Subtenant shall be entitled to all of the rights and remedies reserved by and granted to the Tenant in the Primary Lease, in each case, as if Tenant was the “Landlord” under the Primary Lease and Subtenant was the “Tenant” under the Primary Lease; provided, however, that Tenant may exercise only such rights and remedies reserved by and granted to the Landlord if and to the extent the Landlord exercises such rights and remedies under the Primary Lease.  Such rights and remedies are incorporated into this Sublease by reference for all purposes.

(c)                                  This Sublease is subject and subordinate to all of the terms, covenants and conditions of the Primary Lease and to all of the rights of the Landlord under the Primary Lease.

If the Primary Lease terminates for any reason prior to the expiration or termination of this Sublease, this Sublease shall terminate concurrently with the termination of the Primary Lease and neither party shall have any claim whatsoever against the other party arising or resulting from such termination of the Primary Lease.

5.                                      Limitation of Liability and Indemnity.  All indemnification, hold harmless and release provisions contained in the Primary Lease running to the benefit of Landlord are incorporated into this Sublease by reference for the benefit of Tenant as if Tenant was the “Landlord” and Subtenant was the “Tenant” under the Primary Lease.  Except as otherwise expressly provided in this Sublease, all indemnification, hold harmless and release provisions contained in the Primary Lease running to the benefit of the Tenant are incorporated into this Sublease by reference for the benefit of Subtenant as if Subtenant was the “Tenant” under the Primary Lease and Tenant was the “Landlord” under the Primary Lease.  This Paragraph is for the benefit of the Subtenant, Tenant and Landlord only, and no right of action shall accrue under this Paragraph to any other party by way of subrogation or otherwise.

6.                                      Furniture.  Except as provided in the following sentence, all furniture and equipment placed in the Subleased Premises by Subtenant shall remain the property of Subtenant, subject to the rights of Tenant in such property as provided by law.  The Subtenant may, prior to the expiration of the Sublease term, remove all furniture and equipment, provided such removal is done so as not to materially damage the Subleased Premises.

7.                                      Alterations.  Subtenant may not make any alterations, improvements or additions to the Subleased Premises (collectively, “Improvements”) that are not permitted by the Primary Lease without the express prior written consent of Tenant.  Tenant shall promptly forward any requests for Improvements to the Landlord under the Primary Lease.  If the Landlord consents to such Improvements, Tenant shall be deemed to have consented to such Improvements hereunder.  Any Improvements to which Tenant consents must be constructed and installed in accordance with all requirements contained in the Primary Lease.  Further, upon termination of this Sublease, any Improvements to the Subleased Premises shall remain in the Subleased Premises to the extent required to remain by the Primary Lease, and Subtenant shall not have the right to remove such Improvements.

8.                                      Damage and Destruction.

(a)                                 If the Subleased Premises, or any portion of the Subleased Premises, are damaged or destroyed by any cause whatsoever, such that the Primary Lease is terminated, this Sublease shall terminate concurrently with the termination of the Primary Lease.  Rent and any other payments for which Subtenant is liable shall be apportioned and paid to the date of such damage or destruction, and Subtenant shall promptly deliver possession of the Subleased Premises to Tenant.

(b)                                 If all or any portion of the Subleased Premises is damaged or destroyed by any cause whatsoever, and such damage or destruction is not significant enough to cause a termination of the Primary Lease, Tenant will exercise all rights available to Tenant under the Primary Lease to have the Landlord repair such damage.  Notwithstanding any such damage, Subtenant shall continue to be obligated to pay all rent under this Sublease during the period of restoration to the extent such rent is owed by Tenant under the Primary Lease during such period.

9.                                      Condemnation.  Upon any taking by condemnation or other eminent domain proceeding of all or a portion of the Premises which results in the termination of the Primary Lease, this Sublease shall terminate concurrently with the Primary Lease.  As between Tenant and Subtenant, any awards or damages payable as a result of such taking by condemnation or other eminent domain proceeding shall be the sole property of Subtenant, and Tenant shall have no claim to any part of such awards or damages.

10.                               Certificates.  Subtenant agrees to furnish to Tenant or to the Landlord certificates certifying as to any information reasonably requested by the  Landlord.

11.                               Condition of Subleased Premises and Surrender of the Subleased Premises.  Subtenant acknowledges that (a) Subtenant has fully inspected the Subleased Premises and accepts the same in their present condition, “as is, where is”, with all faults, and (b) Tenant has made no warranties or representations to Subtenant whatsoever with respect to the condition of the Subleased Premises.  Upon the expiration or termination of this Sublease, Subtenant agrees to return the Subleased Premises to Tenant in the condition required by the Primary Lease as of the date of such return, taking into account Tenant’s continued occupancy of the Subleased Premises.

12.                               Certificates, Licenses and/or Permits.  Subtenant shall, at Subtenant’s sole expense, obtain all necessary certificates, licenses or permits to do business in the Subleased Premises, which may be required by any governmental authorities.

13.                               Attorneys’ Fees and Costs of Enforcement.  If either party to this Sublease commences an action to enforce any of the provisions of this Sublease, the prevailing party in such action shall be entitled to collect all reasonable out-of-pocket costs of such action (including, without limitation, reasonable out-of-pocket attorneys’ fees and court costs) from the other party.  Each party shall be responsible for its own costs and expenses incurred in connection with  the negotiation and preparation of this Sublease.

14.                               Cumulative Rights and Remedies.  No right or remedy contained in this Sublease, in the Primary Lease, or provided by law is intended to be exclusive of any other right or remedy, but shall be cumulative and in addition to every other right or remedy.

15.                               Assignment and Subletting.  Subtenant may not assign Subtenant’s rights under this Sublease or sublet all or any portion of the Subleased Premises without the prior written consent of Tenant, which consent shall not be unreasonably withheld.  Tenant may not assign its rights under this Sublease or the Primary Lease without the prior written consent of Subtenant.  Any assignment made in violation of this Paragraph 15 shall be null and void.

16.                               General Provisions.  This Sublease sets forth the complete agreement between Tenant and Subtenant regarding the subject matter of this Sublease.  This Sublease may not be terminated, amended or modified in any respect except by agreement in writing executed by both Tenant and Subtenant.  All duties and obligations of Subtenant and Tenant under this Sublease that are unperformed shall survive the termination or expiration of this Sublease.  Except as limited by this Paragraph, this Sublease, and all the terms and conditions of this Sublease, shall be binding upon and inure to the benefit of both Tenant and Subtenant and their respective successors, representatives and permitted assigns.

[Signatures Appear on the Following Page]

Subtenant:

ZaZa Energy Development, LLC

By:	/s/ Paul F. Jansen

	Name:	Paul F. Jansen
	Title:	CFO

TENANT:

BLACKSTONE OIL AND GAS, LLC

By:	/s/ Todd. A. Brooks

	Name:	Todd A. Brooks
	Title:	President